Exhibit 21.1

DOMTAR CORPORATION – SUBSIDIARY COMPANIES

Domtar Corporation
Domtar Paper Company, LLC
Domtar Delaware Holdings, LLC
Domtar Delaware Investments Inc.
Domtar Delaware Holdings Inc.
Domtar Pacific Papers ULC
Domtar (Canada) Paper Inc.
Domtar Pulp and Paper Products Inc.
Wapawekka Lumber L.P.
Domtar Pulp and Paper General Partnership (held 0.001% by 4388216 and 99.999% by DPPPI)
Domtar Asia Limited
4388216 Canada Inc.
Domtar Inc.
Maine Timber Holdings Limited
Brompton Lands Limited
Techni-Therm Inc.
Elk Lake Planing Mill Limited (66.67%)
The Saint Croix Water Power Company
3804011 Canada Inc. (held .1% by 3739139 Canada Inc. & 99.9% by Domtar Inc.)
4177495 Canada Inc. (Construction – Expetech)
4361831 Canada Inc.
Domtar Realties Ltd
804736 Ontario Limited
Northshore Forest Inc. (70%)
The Sprague’s Falls Manufacturing Company Limited
3876420 Canada Inc.
Domtar Expetech Inc.
Isidore Roy Limited
Gogama Forest Products Inc.
Domtar International Limited
Domtar Industries Inc.
Domtar Funding LLC
Conbord Inc.
E.B. Eddy Paper, Inc.
Ris Paper Company, Inc.
Domtar A.W. LLC
Domtar Wisconsin Dam Corp.
Port Huron Fiber Corporation (held 74% by Domtar Corporation. & 26% by E.B. Eddy Paper, Inc.)
Domtar Maine LLC
St. Croix Water Power Company
Zither International Capital Management Hungary LLC

AFFILIATED COMPANIES		(% held)
Anthony-Domtar Inc.	-	(50%)
Chaudière Water Power Inc.	-	(38%)
Clergue Forest Management Inc.	-	(24%)
Forest Insurance Limited	-	(10%)
Pineland Timber Company, Limited	-	(50%)
Timiskaming Forest Alliance Inc.	-	(29.1%)
Lake Nipigon Forest Management Inc.	-	(28%)
Red Lake Forest Management Inc.	-	(50% of class A shares)
Vermilion Forest Management Inc.	-	(36.25% of class A shares)